Exhibit (m)(4)

AMENDED AND RESTATED
AGREEMENT TO SUSPEND DISTRIBUTION PLAN
FOR THE TIAA-CREF LIFECYCLE AND LIFECYCLE INDEX FUNDS

This Amended and Restated Agreement (the “Agreement”) is entered into as of October 1, 2021, by and between TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, and Nuveen Securities, LLC (“Nuveen Securities”), a Delaware limited liability company and the successor in interest to Teachers Personal Investors Services, Inc.

WHEREAS, the Trust is an open-end diversified management investment company consisting of separate investment portfolios, each with up to six classes (the “Funds”);

WHEREAS, the Trust has adopted, among others, pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended, an amended and restated plan concerning the distribution expenses of the Retirement Class of the Lifecycle Funds and Lifecycle Index Funds (the “Distribution Plan”). (The identity of these Funds is specified on Schedule A to the Distribution Plan.);

WHEREAS, under the Distribution Plan, the Trust may compensate Nuveen Securities for all of its services in connection with the promotion, distribution and shareholder servicing of the Retirement Class of each Lifecycle Fund and Lifecycle Index Fund at the annual rate of 0.05% of the average daily net assets of the Retirement Class shares of the Fund;

WHEREAS, the parties hereto wish to forego any compensation by the Trust to Nuveen Securities under the Distribution Plan for a specified period of time;

NOW, THEREFORE, the parties do hereby agree as follows:

1. Term of Agreement. This Agreement shall commence as of October 1, 2021, and shall continue in force until the close of business on September 30, 2022, and shall continue for successive one-year terms thereafter, unless earlier terminated by written agreement of the parties hereto.

2. Suspension of Distribution Plan Compensation. Nuveen Securities hereby agrees not to seek compensation from the Trust for the distribution, promotion and servicing of Retirement Class shares of the Lifecycle Funds and the Lifecycle Index Funds under the Distribution Plan that would, but for this Agreement, be paid by the Trust to Nuveen Securities pursuant to the Distribution Plan.

3. Amendment, Assignment, or Extension. This Agreement may be amended, assigned or extended only by a writing signed by all of the parties.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

NUVEEN SECURITIES, LLC

/s/ William Huffman
By: William Huffman
Title: Executive Vice President

TIAA-CREF FUNDS

On behalf of each Lifecycle Fund and Lifecycle Index Fund in existence on the date of this Agreement
/s/ E. Scott Wickerham
By: E. Scott Wickerham
Title: Pricipal Financial Officer, Principal Accounting Officer and Treasurer